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[LOGO] EISNER                                 Eisner LLP
                                              Accountants and Advisors

                                              750 Third Avenue
                                              New York, NY  10017-2703
December 3, 2004                              Tel 212.949.8700  Fax 212.891.4100
                                              www.eisnerllp.com


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Re: Narrowstep, Inc.

Dear Sir/Madam:

We were previously independent auditors for Narrowstep Inc. and subsidiary (the "Company"), and under our report dated May 22, 2003, we reported on the financial statements of the Company, as of February 28, 2003 and for the period from May 9, 2002 (inception) through February 28, 2003. On July 6, 2004 we notified the Company that the audit report above mentioned is withdrawn and should not be relied upon.

We have read the Company's statements included under the heading "Changes in Certifying Accountants" section of the Company's Registration Statement on Amendment No. 2 to Form SB-2 (Registration No. 333-108632). We have no basis to agree or disagree with respect to statements regarding the other auditors or the date the Company decided to no longer engage us. We agree with the other statements regarding Eisner LLP, however, we have not performed sufficient subsequent event procedures to reach any conclusion with respect to the restatement of the period ended February 28, 2003 amounts and, accordingly, have no basis to agree or disagree with those adjustments described in the Company's consolidated financial statements and elsewhere included in the Registration Statement.


Very truly yours


/s/ Eisner LLP

Eisner LLP